SHAREHOLDER AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (“Agreement”) is made the 14th day of October, 2014

BETWEEN:-

(1)

GREAT CHINA MANIA HOLDINGS, INC., a Florida incorporation with its registered office situated at Suite 1902, 19/F., Kodak House II, 321 Java Road, North Point, Hong Kong (“GMEC”)

(2)

KONG, DARREN, an individual with his address situated at Room 1201, Building 3, No.8, Lane 9 Zhaojiabang Road, Xuhui District, Shanghai, China (“Darren”);

WHEREAS:-

(A)

GMEC is in the course of setting up two new subsidiaries (“Subsidiaries”) with Darren, temporarily named as GME Models (“MOD”) and GME Australia (“AUS”), to operate the businesses of GME TaoBao Girls, models management, models scouting and event management.

(B)

The parties hereto have agreed to enter into this Agreement to provide for the ownership, management and activities of the Company, and their rights and duties inter se.

(C)

The parties have agreed that to promote the good conduct of the  Subsidiaries and avoid the difficulties that might result from the passing of shares to outsiders, it is desirable to make this Agreement concerning the conduct of the Subsidiaries and restrictions upon the transfer of its shares;

NOW, THEREFORE, in consideration of the promises herein made to one another, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1

DEFINITIONS

1.1

In this Agreement, the following expressions shall have the following meanings respectively:

Annual Common Stock Dividend: It is equal to 30% of the Net Profit of the calendar year. And it shall mean a dividend that is accrued and paid on Subsidiary’s Common Stocks.

Annual Preferred Stock Dividend: It is a non-cumulative dividend, which is equal to 70% of the Net Profit of the calendar year. And it shall mean a dividend that is accrued and paid on Subsidiary’s Preferred Stocks.

Australia: It shall mean the Commonwealth of Australia

Board: It shall mean the board of directors.

BVI:

 It shall mean the British Virgin Islands

Capital Investment: It shall mean the funds invested in the Subsidiaries for the purposes of furthering its business objectives

China: It shall mean the People's Republic of China

Common Stock: It represents the equity ownership in the Subsidiaries, providing voting rights, and entitling the holder to a share of the Subsidiaries’ success through dividends.

Common Stockholder: It shall mean a person or an entity who holds a Common Stock.

Common Stock Dividend: It shall mean a dividend that is accrued and paid on Subsidiary’s Common Stocks.

GME Models: It shall mean a wholly owned foreign enterprise to be incorporated in China under the jurisdiction of China.

GME Australia: It shall mean an Incorporation to be set up in Australia under the jurisdiction of Australia.

GME TaoBao Girls: Refer to exhibit A

Hong Kong: It shall mean the Hong Kong Special Administrative Region if the People’s Republic of China.

Interim Common Stock Dividend: It is equal to 30% of the Net Profit during the accounting period from the first day of January to the last day of June of the calendar year. And it shall mean a dividend that is accrued and paid on Subsidiary’s Common Stocks.

Interim Preferred Stock Dividend: It is a non-cumulative dividend, which is equal to 70% of the Net Profit during the accounting period from the first day of January to the last day of June of the calendar year. And it shall mean a dividend that is accrued and paid on Subsidiary’s Preferred Stocks.

License Agreement: Refer to exhibit B and exhibit C.

Loss: It shall mean the Subsidiaries’ expenses exceed their revenues.

Net Profit: It shall mean the number of sales dollars remaining after all operating expenses, interest and taxes have been deducted from a company's total revenue.

Preferred Stock: It shall mean a class of ownership in the Subsidiaries that has a higher claim on the earnings than common stock. Preferred stock has a dividend that must be paid out before dividends to common stockholders and the shares do not have voting rights.

Preferred Stockholder: It shall mean a person or an entity who holds a Preferred Stock.

Purchase Value: It shall mean the price per share and other terms upon which a shareholder is entitled to transfer his shares as shown in a bona fide offer to purchase.

Preferred Stock Dividend: It shall mean a non-cumulative dividend that is accrued and paid on Subsidiary’s Preferred Stocks.

Revenue: It refers to the value of the products and services the Subsidiaries sell.

RMB: It shall mean the lawful currency of China.

Shareholder: It shall mean a person or an entity who holds a share.

Subsidiaries: It shall mean GME Shanghai and GME Sydney

Wholly owned foreign enterprise (WOFE): It shall mean a liability company established within mainland China and wholly owned by foreign investors. For a consulting WOFE, according to relevant rules and regulations, it is allowed the investors to deliver services in China. And the liability of foreign investors will limited to the amount of the registered capital.

Year End: It shall mean the last day of the calendar year.

2

SHARES OF THE SUBSIDIARIES

2.1

The table below shows the Common Stock ownership in MOD

Shareholder	Proportion of Common Stock
GMEC	51%
Darren	49%

2.2

The table below shows the Common Stock ownership in AUS

Shareholder	Proportion of Common Stock
GMEC	51%
Darren	49%

2.3

The table below shows the Preferred Stock ownership in MOD

Shareholder	Proportion of Preferred Stock
Darren	100%

2.4

The table below shows the Preferred Stock ownership in AUS

Shareholder	Proportion of Preferred Stock
Darren	100%

2.5

The parties will not, without the unanimous consent of all the shareholders, do any of the following:(i) issue additional Common Stocks of any class or any securities convertible into Common Stocks of any class;(ii) merge or participate in a Common Stocks exchange with any other corporation; or (iii) sell, lease, mortgage, or otherwise transfer all or substantially all of the assets of the Subsidiaries for any consideration other than cash.

2.6

In the event the shareholders agree to issue additional Common Stocks or securities convertible into Common Stocks, then each of the shareholders shall have the right to purchase any such securities so offered at a future date in proportion to his then respective interest in the Subsidiaries at the time of such offer.

2.7

No Common Stocks shall be voluntarily sold, pledged, hypothecated, or otherwise transferred or permitted to be transferred in any manner or by any means whatsoever except as follows:

Any shareholder intending to transfer any Common Stocks, shall first offer such Common Stocks for sale at the Purchase Value to the Subsidiaries for a period of thirty (30) days, and then, to the extent such offer is rejected or not accepted by the

Subsidiaries within that period, such Common Stocks have been offered for sale at the Purchase Value for a period of ten (10) days to all other shareholders in proportion to the number of such Common Stocks held by them.  Each such offer shall be in writing and shall specify the number of Common Stocks being offered, the name and address of each person to whom such Common Stocks are proposed to be transferred, and the price per share and other terms upon which each such transfer is intended to be made; and each such offer may be accepted by the offeree in whole or in part at any time during the continuance of the offer.  If any Common Stocks are not purchased pursuant to the aforesaid offers, the offeror shall for a period of ninety (90) days thereafter be free to transfer such Common Stocks to the person or person so named at the price per share and upon the other terms so named; provided that any such transferee of those Common Stocks shall thereafter be bound by all of the provisions of this Agreement.

2.8

Whenever under this Agreement the Subsidiaries or the shareholders exercise any option or right to redeem or purchase Common Stocks of any shareholder, the Purchase Value shall be paid to the shareholder whose Common Stocks have been redeemed or purchased in cash within thirty (30) days after notice to the affected shareholder.

2.9

(a) If, under the terms of this Agreement, the Common Stocks of the shareholders are purchased or retired, such shareholder, or the legal representative of such shareholder, shall execute and deliver all necessary documents that may be reasonably required for accomplishing a complete transfer of such Common Stocks for the purpose of the purchase transaction.

(b) Every transferee of Common Stocks that are transferred in accordance with the provisions of this Agreement shall be deemed a shareholder and be bound by all of the provisions of this Agreement.  Any purported or attempted transfer of Common Stocks that does not comply with the provisions of this Agreement shall be null and void and the purported transferee shall not be deemed to be a shareholder of the Subsidiaries and shall not be entitled to receive any dividends or other distributions on or with respect to such Common Stocks.

2.10

The parties will not, without the unanimous consent of all the shareholders, do any of the following:(i) issue additional Preferred Stocks of any class or any securities convertible into Preferred Stocks of any class;(ii) merge or participate in a Preferred Stocks exchange with any other corporation; or (iii) sell, lease, mortgage, or otherwise transfer all or substantially all of the assets of the Subsidiaries for any consideration other than cash.

2.11

In the event the shareholders agree to issue additional Preferred Stocks or securities convertible into Preferred Stocks, then each of the shareholders shall have the right to purchase any such securities so offered at a future date in proportion to his then respective interest in the Subsidiaries at the time of such offer.

2.12

No Preferred Stocks shall be voluntarily sold, pledged, hypothecated, or otherwise transferred or permitted to be transferred without GMEC’s consent. If in respect the Preferred Stockholders have been given GMEC’s consent to sell, pledge, hypothecate or transfer their Preferred Stocks, each such offer shall be in writing and shall specify the number of Preferred Stocks being offered, the name and address of each person to whom such Preferred Stocks are proposed to be transferred, and the price per share and other terms upon which each such transfer is intended to be made, provided that any such transferee of those Preferred Stocks shall thereafter be bound by all of the provisions of this Agreement.

2.13

Whenever under this Agreement the Subsidiaries or the shareholders exercise any option or right to redeem or purchase Preferred Stocks of any shareholder, the Purchase Value shall be paid to the shareholder whose Preferred Stocks have been redeemed or purchased in cash within thirty (30) days after notice to the affected shareholder.

2.14

(a) If, under the terms of this Agreement, the Preferred Stocks of the shareholders are purchased or retired, such shareholder, or the legal representative of such shareholder, shall execute and deliver all necessary documents that may be reasonably required for accomplishing a complete transfer of such Preferred Stocks for the purpose of the purchase transaction.

(b) Every transferee of Preferred Stocks that are transferred in accordance with the provisions of this Agreement shall be deemed a shareholder and be bound by all of the provisions of this Agreement.  Any purported or attempted transfer of Preferred Stocks that does not comply with the provisions of this Agreement shall be null and void and the purported transferee shall not be deemed to be a shareholder of the Subsidiaries and shall not be entitled to receive any dividends or other distributions on or with respect to such Preferred Stocks.

3.

DIRECTORS AND MANAGEMENT

3.1

The parties hereto acknowledge and agree that only Darren shall be entitled to nominate and appoint directors of MOD.

3.2

The parties hereto acknowledge and agree that only Darren shall be entitled to nominate and appoint directors of AUS.

3.3

The boards of directors of the Subsidiaries have responsibilities for the supervision and management of the businesses and operations of the Subsidiaries.

3.4

The Boards of the Subsidiaries have the sole right to:

(a)

Deploy and apply the Capital Investment to run the Subsidiaries.

(b)

Manage the businesses at their discretion.

(c)

Run the Alibaba’s TaoBao Girls project at their discretion.

4.

BUSINESS SCOPES OF SUBSIDIARIES

4.1

The business of MOD is GME TaoBao Girls project, models management and models scouting in China (except Hong Kong and Macau).

4.2

The business of AUS is models management, models scouting and event management in Australia.

5.

CAPITAL INVESTMENT

5.1

Darren commit to contribute an aggregate of RMB 360,000, or to contribute a capital as per WOFE’s requirement, whichever is greater, to be the Capital Investment of MOD.

5.2

GMEC agrees to contribute GME TaoBao Girls project into MOD.

5.3

GMEC agrees to provide advice and consultation on models management and models scouting to the Subsidiaries.

6.

COMPANY FORMATION

6.1

Based on the laws of BVI, GMEC and Darren hereto agree to set up a limited company in BVI (herein referred to as “GME BVI”) in accordance with this Agreement.

6.2

Based on the laws of China, GME BVI hereby to establish a WOFE in China (“MOD” as defined in clause 1) in accordance with this Agreement.

6.3

Based on the laws of Australia, GMEC and Darren hereto agree to set up a limited company in Australia (“AUS” as defined in clause 1) in accordance with this Agreement.

7.

PROFIT SHARE

7.1

Darren will be entitled one (1) Preferred Stock from MOD.

7.2

Darren will be entitled one (1) Preferred Stock from AUS.

7.3

The Board of MOD is obligated to distribute the Interim Preferred Stock Dividends and Annual Preferred Stock Dividends to MOD’s Preferred Stockholder(s) in each year. The Interim Preferred Stock Dividends and the Annual Preferred Stock Dividends shall be distributed to MOD’s Preferred Stockholder(s) no later than 60 days after the last day of June and the last day December of the calendar year, respectively. If in respect the Interim Preferred Stock Dividends distributed exceeds the Annual Preferred Stock Dividends declared, MOD shall have the right to recall the excess amount from the Preferred Stockholder(s). MOD’s Preferred Stockholder(s) is obligated to credit the excess amount to MOD’s bank account no later than 60 days after the Year End. If in respect the Annual Preferred Stock Dividends declared exceeds the Interim Preferred Stock Dividend distributed, MOD shall distribute the excess amount to the Preferred Stockholder(s).

7.4

The Board of AUS is obligated to distribute the Interim Preferred Stock Dividends and Annual Preferred Stock Dividends to AUS’s Preferred Stockholder(s) in each year. The Interim Preferred Stock Dividends and the Annual Preferred Stock Dividends shall be distributed to AUS’s Preferred Stockholder(s) no later than 60 days after the last day of June and the last day December of the calendar year, respectively. If in respect the Interim Preferred Stock Dividends distributed exceeds the Annual Preferred Stock Dividends declared, AUS shall have the right to recall the excess amount from the Preferred Stockholder(s). AUS’s Preferred Stockholder(s) is obligated to credit the excess amount to AUS’s bank account no later than 60 days after the Year End. If in respect the Annual Preferred Stock Dividends declared exceeds the Interim Preferred Stock Dividend distributed, AUS shall distribute the excess amount to the Preferred Stockholder(s).

7.5

The Board of MOD is obligated to distribute the Interim Common Stock Dividends and Annual Common Stock Dividends to MOD’s Common Stockholder(s) in each year. The Interim Common Stock Dividends and the Annual Common Stock Dividends shall be distributed to MOD’s Common Stockholder(s) no later than 60 days after the last day of June and the last day December of the calendar year, respectively. If in respect the Interim Common Stock Dividends distributed exceeds the Annual Common Stock Dividends declared, MOD shall have the right to recall the excess amount from the Common Stockholder(s). MOD’s Common Stockholder(s) is obligated to credit the excess amount to MOD’s bank account no later than 60 days after the Year End. If in respect the Annual Common Stock Dividends declared exceeds the Interim Common Stock Dividend distributed, MOD shall distribute the excess amount to the Common Stockholder(s).

7.6

The Board of AUS is obligated to distribute the Interim Common Stock Dividends and Annual Common Stock Dividends to AUS’s Common Stockholder(s) in each year. The Interim Common Stock Dividends and the Annual Common Stock Dividends shall be distributed to AUS’s Common Stockholder(s) no later than 60 days after the last day of June and the last day December of the calendar year, respectively. If in respect the Interim Common Stock Dividends distributed exceeds the Annual Common Stock Dividends declared, AUS shall have the right to recall the excess amount from the Common Stockholder(s). AUS’s Common Stockholder(s) is obligated to credit the excess amount to AUS’s bank account no later than 60 days after the Year End. If in respect the Annual Common Stock Dividends declared exceeds the Interim Common Stock Dividend distributed, AUS shall distribute the excess amount to the Common Stockholder(s).

7.7

The Preferred Stock Dividends shall be distributed proportionately according to the equity ownership table set forth in paragraphs 2.3 and 2.4.

7.8

The Common Stock Dividends shall be distributed proportionately according to the equity ownership table set forth in paragraphs 2.1 and 2.2

8.

NAME AND TRADEMARK

8.1

The parties agree that Darren shall be entitled to determine the registered company name of MOD. MOD’s registered company names must consist of the words “GME”.

8.2

The parties agree that Darren shall be entitled to determine the registered company name of AUS. AUS’s registered company names must consist of the words “GME”.

8.3

The Subsidiaries must use “GME” as their trademarks when they promote, advertise, present or sell their products and services to the public and clients.

9.

OTHER TERMS

9.1

The Subsidiaries have the responsibilities to protect the reputations of the “GME” trademark. Parties shall refer to the License Agreement.

9.2

No rule or system shall be applied to limits the Revenues or Net Profits except the Subsidiaries undertake not to incur any Loss by Year End.

10.

TERMINATION

10.1

This Agreement shall terminate and all rights and obligations hereunder shall cease upon the happening of any one of the following events:

(a)

The adjudication of the Subsidiaries as bankrupt, the execution by it of any assignment for the benefit of creditors, or the appointment of a receiver for the Subsidiaries;

(b)

The voluntary or involuntary dissolution of the Subsidiaries;

(c)

By a written agreement signed by all the shareholders to terminate this Agreement.

11.

NOTICE

11.1

Whenever under this Agreement notice is required to be given, it shall be given in writing served in person or by registered mail, return receipt requested, and it shall be deemed to have been given upon personal delivery or on the date notice is posted.

12.

SUCCESSORS BOUND

12.1

This Agreement and the various rights and obligations arising hereunder shall inure only to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

13.

IMPLEMENTATION OF AGREEMENT

13.1

Each Shareholder agrees that it will at all times co-operate in good faith and execute such further documents and take such other action as may be reasonably required in order to give full effect to the provisions and intent of this Agreement.

14.

ENTIRE AGREEMENT

14.1

This Agreement constitutes the entire agreement between the parties hereto, and supersedes any previous agreement, understanding, arrangement, communication or expression of intent with respect to the subject matter hereof.

14.2

This Agreement embodies the entire representations, agreements and conditions in relation to the subject matter hereof and no representations, understandings or agreements, oral or otherwise, in relation thereto exist between the parties except as herein expressly set forth.  The Agreement may not be amended or terminated orally but only as expressly provided herein or by an instrument in writing duly executed by the parties hereto.

15.

Representations and Warranties

15.1

GMEC represents and warrants to other Shareholders as follows:

(a) Organization, Standing and Power. GMEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) Authority. GMEC has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of GMEC. No other corporate or shareholder proceedings on the part of GMEC are necessary to authorize the transactions contemplated hereby.

(c) Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the articles of incorporation or bylaws or any organizational document of GMEC or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GMEC which violation would have a material adverse effect on GMEC taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign is required by or with respect to GMEC in connection with the execution and delivery of this Agreement by GMEC or the consummation by GMEC of the transactions contemplated hereby.

(d) Compliance with Laws. GMEC is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental entity applicable to it, its properties or the operation of its businesses.

(e) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of GMEC, threatened against or affecting GMEC which is reasonably likely to have a material adverse effect on GMEC, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against GMEC having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

16.

ASSIGNMENT

16.1

This Agreement shall be binding on the parties hereto and their respective successors, heirs, personal representatives and permitted assigns and shall enure to the benefit of each of them and their respective successors, heirs, personal representatives and permitted assigns.

16.2

The benefit of this Agreement may not, except as otherwise herein provided, be assigned or transferred in whole or in part by any Shareholder without the prior consent of the other Shareholders.

17.

COUNTERPARTS

17.1

This Agreement may be executed in several counterparts, all or any of which shall be treated for all purposes as one original and all of which shall constitute one and the same instrument.

18.

FEES

18.1

Each party shall bear its legal and professional fees costs and expenses incurred in the preparation and completion of this Agreement.

19.

AMENDMENT

19.1

No amendment of or addition to this Agreement shall be effective unless in writing and signed by or on behalf of all the parties hereto.

20.

NO WAIVER

20.1

No omission or delay on the part of any party hereto in exercising its rights under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any party hereto of any such right preclude the further or other exercise thereof or the exercise of any other right which it may have.

21.

NO REPRESENTATION

21.1

Each Shareholder acknowledges that it has made its own independent evaluation of the business to be undertaken by the Subsidiaries pursuant to this Agreement and has not been induced to enter into this Agreement or any of the transactions contemplated hereby by any representation made or advice given by any other Shareholder.

22.

SEVERABILITY

22.1

If at any time any one or more of the provisions hereof is or becomes illegal, invalid or unenforceable in any respect under the applicable laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof, nor the legality, validity or enforceability of such provision under the applicable laws of any other jurisdiction, shall in any way be affected or impaired.

23.

INTEPRETATION

23.1

Whenever in this Agreement any pronoun is used in reference to any shareholder, purchaser or other person or entity, natural or otherwise, the singular shall include the plural, and the masculine shall include the feminine or the neuter, as required by context.

24.

CAPACITY OF THE PARTIES

24.1

Each of the parties hereto represents and warrants to the other parties (where applicable) that:

(a) It is duly established and validly existing under the laws of its place of incorporation and has the power to carry on the business it now conducts and intends to conduct;

(b) It has the corporate capacity to enter into and perform all of its obligations under this Agreement and has taken and will take all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and the other documents referred to herein;

(c) The execution, delivery and performance by it of this Agreement and the other documents referred to herein will not (i) violate any provisions of any existing law applicable to it or any of its assets, or any documents to which it is party or which is binding on it or any of its assets, or (ii) oblige it to create any encumbrance on the whole or any part of its assets except pursuant to the terms hereof; and

(d) Its obligations under this Agreement constitute legal, valid and binding obligations of it enforceable in accordance with its terms.

25.

ARTBITRATION

25.1

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

26.

GOVERNING LAW

26.1

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and place first above mentioned.

Great China Mania Holdings, Inc.

By:

/s/_Kwong Kwan Yin Roy_________

Kwong, Kwan Yin Roy, CEO

/s/ Kong, Darren_________________

Kong, Darren

EXHIBIT A

GME TaoBao Girls

Model's Name	Contact Number	Email	Base
Kiko O	60210997	ki_kiko@hotmail.com	Hong Kong
Ling Wong	90782737	lingywong1@hotmail.com	Hong Kong
Lui Lui	93209238	luii923@hotmail.com	Hong Kong
Michelle Fan	65399488	michee1990@hotmail.com	Hong Kong
Monique Tong	66863021	moniquetong@hotmail.com	Hong Kong
Phoebe Chung	60891722	ngaini_chung@yahoo.com.hk	Hong Kong
Queko Cheung	63766905	qko_c@yahoo.com.hk	Hong Kong
Rainy Chau	61099035	rainy1906@yahoo.com.hk	Hong Kong
Ruby Lau	98127748	rubylau929@hotmail.com	Hong Kong
Selina Tsoi	60316619	selinatsoi@hotmail.com	Hong Kong
Soso Tseung	92873072	ssososoo@gmail.com	Hong Kong
Suki Tsoi	64439151	suki_anna_sui@yahoo.com.hk	Hong Kong
Susan Su	93153707	susancowry@yahoo.cn	Hong Kong
Winnie Sze	51918899	thesoulishiswings@yahoo.com.hk	Hong Kong
Yannie Ng	62315818	yannie812@yahoo.com.hk	Hong Kong
Maggie Zhou Junior	152-1179-3831	279524603@qq.com	Guangzhou
Lin Shao Long	186-6568-5571	276920600@qq.com	Guangzhou
Crystal Gao	135-1650-8655	545741777@qq.com	Guangzhou
Junbo Ceng	150-1188-7763	774530879@qq.com	Guangzhou
Gu Yi	159-0208-9674	543310228@qq.com	Guangzhou
Jenny Li	138-2225-9606	1729036487@qq.com	Guangzhou
Tiffany Cheung	138-1188-1355	17314860@qq.com	Beijing
Hu Chong	151-0647-5755	65571628@qq.com	Hangzhou
Zhang Bo	135-5598-6109	1659258018@qq.com	Liaoning
Titi Qiu	139-1739-8459	mousetiti413@126.com/1071720107@qq.com	Shanghai
Vicky Zhang	136-5177-3962	jj_lover520@hotmail.com/335479243@qq.com	Shanghai
Coco Lu	150-2433-9915	342066257@qq.com	Zhejiang
Slyvia Jie	189-5512-3858	609977654@qq.com	An Hui
Mikaela Zheng	137-6065-3716	2501562600@qq.com	Guangzhou
Cheng Qian Ru	186-0781-2571	112987396@qq.com	Guangzhou
Selina lau	139-2657-6255/158-8968-0025	xixi-57@163.com	Shenzhen
Kelly Chen	137-6071-9090	438546765@qq.com	Guangzhou
Kayi Qin	159-1435-7557	kingar6107@163.com	Guangzhou
Michi He	137-6089-8771	michibb@qq.com/477345464@qq.com	Guangzhou
Ma Zi Lin	158-1122-1828	119311450@qq.com	Beijing
Vivian Xie	150-1587-6590	2365582169@qq.com	Guangzhou
Rikki	156-2618-4391	995303358@qq.com	Guangzhou
Cily Kuang	159-2038-3151	120648059@qq.com	Guangzhou
Lingling Hong	134-5083-1990	1005279920@qq.com	Guangzhou
Karen Wang	137-6085-4548	372301991@qq.com	Guangzhou
Faye Chen	186-2025-6646	1315389001@qq.com	Guangzhou
Xu Rui Deng	135-6006-3423	383594196@qq.com	Guangzhou
Ann Wang	150-1166-2163	520130017@qq.com	Guangzhou
Iris Liu	136-3127-6887	312081658@qq.com	Guangzhou
Reira Lin	135-4347-4009	551087@qq.com	Guangzhou

EXHIBIT B

LICENSE AGREEEMNT (GME AUSTRALIA)

LICENCE OF TRADE NAME AND TRADEMARK

This Assignment is made and entered into this ___ day of September, 2014 (the Effective Date), by and between Great China Mania Holdings, Inc., a Florida incorporation, hereinafter referred to as  the (“Licensor”) and GME Australia, a limited company to be incorporated in the Commonwealth of Australia (“Australia”), hereinafter referred to as the (“Licensee”).

Whereas the Licensor is the legal owner of the trade name “GME 环球狂热” and the trademark “GME 环球狂热” (Refer to exhibit A).  Licensor has the rights, title and interest in and the use of the trade name “GME 环球狂热” and the trademark “GME 环球狂热” for use in Australia.

Whereas Licensor desires to license to Licensee its entire right, title and interest in and to the trade name “GME 环球狂热” and the trademark “GME 环球狂热”, including all goodwill relating thereto and Licensee desires to license such from Licensor.

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.

In consideration of the sum of USD$10, which sum is due and payable upon execution hereof.  Licensor hereby assigns all right, title and interest whatsoever throughout Australia in and to the trade name “GME 环球狂热” and the trademark “GME 环球狂热”, together with the goodwill related to the trade name “GME 环球狂热” and the trademark “GME 环球狂热” for a ten (10) year period.  This assignment shall be renewable for a second term of ten (10) years at the option of the Licensee on the same terms covered herein.

2.

The Licensor hereby covenants that the Licensor will, at any time, upon the request of the Licensee, execute and deliver to the Licensee any new or confirmatory instruments and to perform, at the Licensee’s expense, any other acts which the Licensee may reasonably request in order to fully assign the Licensee, all of the Licensor’s rights, title and interest in and to the trade name “GME 环球狂热” and the trademark “GME 环球狂热”.

3.

Licensor shall indemnify and hold harmless the Licensees from and against any damage or liability, including reasonable attorney’s fees and legal expenses actually incurred and paid by Licensee for or on account of any charge, claim, suit or proceeding that alleges or is based upon any claim of any prior infringement by Licensor of the rights of any third party resulting from Licensor’s use of the trade name “GME 环球狂热” and the trademark “GME 环球狂热”.

EXHIBIT C

LICENSE AGREEMENT (GME MODELS)

LICENCE OF TRADE NAME AND TRADEMARK

This Assignment is made and entered into this ___ day of September, 2014 (the Effective Date), by and between Great China Mania Holdings, Inc., a Florida incorporation, hereinafter referred to as  the (“Licensor”) and GME Models, A wholly owned foreign enterprise incorporated in the People’s Republic of China (“China”), hereinafter referred to as the (“Licensee”).

Whereas the Licensor is the legal owner of the trade name “GME 环球狂热” and the trademark “GME 环球狂热” (Refer to exhibit A).  Licensor has the rights, title and interest in and the use of the trade name “GME 环球狂热” and the trademark “GME 环球狂热” for use in the China.

Whereas Licensor desires to license to Licensee its entire right, title and interest in and to the trade name “GME 环球狂热” and the trademark “GME 环球狂热”, including all goodwill relating thereto and Licensee desires to license such from Licensor.

NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.

In consideration of the sum of USD$10, which sum is due and payable upon execution hereof.  Licensor hereby assigns all right, title and interest whatsoever throughout the China in and to the trade name “GME 环球狂热” and the trademark “GME 环球狂热”, together with the goodwill related to the trade name “GME 环球狂热” and the trademark “GME 环球狂热” for a ten (10) year period.  This assignment shall be renewable for a second term of ten (10) years at the option of the Licensee on the same terms covered herein.

2.

The Licensor hereby covenants that the Licensor will, at any time, upon the request of the Licensee, execute and deliver to the Licensee any new or confirmatory instruments and to perform, at the Licensee’s expense, any other acts which the Licensee may reasonably request in order to fully assign the Licensee, all of the Licensor’s rights, title and interest in and to the trade name “GME 环球狂热” and the trademark “GME 环球狂热”.

3.

Licensor shall indemnify and hold harmless the Licensees from and against any damage or liability, including reasonable attorney’s fees and legal expenses actually incurred and paid by Licensee for or on account of any charge, claim, suit or proceeding that alleges or is based upon any claim of any prior infringement by Licensor of the rights of any third party resulting from Licensor’s use of the trade name “GME 环球狂热” and the trademark “GME 环球狂热”.